


                                                                         1997              1996
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
Net income (loss) - financial statements                       $    (1,035,003)             (400,853)

Common shares outstanding at beginning of period                     3,212,600             3,212,600

Common stock issued through IPO                                      1,000,000                  -
     Months outstanding                                                    4.5                  -

Common stock issued to underwriter                                      50,000                  -
     Months outstanding                                                      3

Stock warrants and options - not dilutive (SAB 83 effect included in adjustment below)

Common shares outstanding at end of period                           4,262,600             3,212,600

Weighted average outstanding common stock                            3,587,532             3,212,600

SAB 83 adjustment                                                      345,616               452,194

Shares used in computing pro forma net loss per share                3,933,148             3,664,794

Pro forma net loss per share                                           $0.26                   0.11
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